Exhibit 107
EX-FILING FEES
Calculation of Filing Fee Tables
SC TO-I
(Form Type)
TPG Twin Brook Capital Income Fund
(Name of Issuer)
TPG Twin Brook Capital Income Fund
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$86,451,930(1)	0.0001531
Fees Previously Paid			$13,235.79(2)
Total Transaction Valuation	$86,451,930
Total Fees Due for Filing			$13,235.79
Total Fees Previously Paid			$13,235.79
Total Fee Offsets
Net Fee Due			$0.00

(1)    The transaction value is calculated as the aggregate maximum purchase price for common shares of beneficial interest (the “Shares”) of TPG Twin Brook Capital Income Fund (the “Fund”), based upon the net asset value per share as of April 30, 2025, of $25.30. The fee of $13,235.79 was paid in connection with the filing of the Schedule TO-I by the Fund (File No. 005-93859) on June 26, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.
(2)    Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	TPG Twin Brook Capital Income Fund	SC TO-I	005-93859	June 26, 2025		$13,235.79
Fee Offset Sources					June 26, 2025		$13,235.79